Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrawest Resorts Holdings, Inc.:

We consent to the use of our report dated September 30, 2013, with respect to the consolidated statements of operations, comprehensive loss, partners’ deficit, and cash flows of Intrawest Cayman L.P. for the year ended June 30, 2011, incorporated by reference herein.

/s/ KPMG LLP

Vancouver, Canada

January 30, 2014